Exhibit 4.25.4
Amendment 5
Whereas Infineon and IBM entered:
Amendment 4 to Shareholder Agreement of Altis Semiconductor (“Altis”)
(“Amendment 4”) and other Agreements and Amendments relevant to Amendment 4 and amended therein;
WHEREAS, the parties now wish to make further changes as necessary to the foregoing ,
NOW THEREFORE, the foregoing cited Amendment 4 and other Agreements and Amendments, as necessary, are amended as set forth below:

Amendment 5
1.)	Amend the amendment of the replacement of Section 11.08 to the Shareholders Agreement as follows:
Section 11.08 Additional Purchase of Shareholder Interest/Dissolution Rights Change the last sentence of the first paragraph from “Beginning November 7, 2009, and not later than November 30, 2009, unless otherwise agreed by Infineon and IBM, Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder contemplates the possibility of continuing operation of (i.e. solely owning) the Company after May 31, 2010.” to:
“Not later than January 31 2010 , unless otherwise agreed by Infineon and IBM, Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder contemplates the possibility of continuing operation of (i.e. solely owning) the Company after May 31, 2010.”
In the event that Infineon France Shareholder notifies IBM XXI (SAS) that Infineon France Shareholder contemplates the possibility of not continuing operation of the Company after May 31, 2010, upon such information and prior to any final decision of the Shareholders on Altis’ future, any and all procedures required by law, including Information and Consultation of Altis’ works council with respect to a winding-up of Altis shall be duly launched (hereinafter referred to as the “Consultation”).
Within not more than 2 weeks after the completion of such Consultation, the Founding Shareholders will make a final decision and agree upon the future of Altis.”

2.)	Change in Section 3 in the IBM Agreement for Purchase of Products between Compagnie IBM France and the Company, as amended by Amendment 4:
From: “The term of this Agreement will begin on the Closing Date of the Participation Agreement and will expire on the earlier of six months after the Founding Shareholders’ resolution to dissolve and liquidate the Company or the date of the expiration of the term of the Participation Agreement, unless mutually agreed otherwise by the parties.”
To: “The term of this Agreement will begin upon the Closing Date and will end on the earlier of 31 May 2010 or the date of the expiration of the term of the Participation Agreement, unless a later end date is required by law, or the Parties mutually agree to a later end date”.
3.)	Change in Section 3 in the Infineon Agreement for Purchase of Products between Infineon Technologies AG and the Company, as amended by Amendment 4:
From: “The term of this Agreement will begin upon the Closing Date and will end on the earlier of 31 May 2010 or the date of the expiration of the term of the Participation Agreement.”
To: “The term of this Agreement will begin upon the Closing Date and will end on the earlier of 31 May 2010 or the date of the expiration of the term of the Participation Agreement, unless a later end date is required by law, or the Parties mutually agree to a later end date”.

4.)	For clarity, this Amendment 5 changes , in any Agreement or Amendment between the Parties in which it appears, any reference to the date by which notice of the contemplation to continue the operation (i.e. solely own) of the Company should at latest be given by Infineon France Shareholder to “January 31, 2010”.
D. DEFINITIONS, RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS
Unless amended by this Amendment 5 to the Shareholders Agreement, et al., all provisions of the Operative Documents, as amended, shall remain in full force and effect as amended, and together constitute the entire agreement of the parties hereto regarding their subject matter and supersede all prior written and oral agreements and understandings with respect to such subject matter. For avoidance of doubt, Amendment 5 incorporates by the reference Appendix A to the Participation Agreement, Definitions, Rules of Construction and Documentary Conventions. Facsimile signatures below shall have the same effect as original signatures. Both Shareholders are under a general obligation to vote and to cause their representatives in the Shareholder Council to vote in favor of all resolutions and to undertake all other measures as required to implement the requirements of this Amendment. To the extent that any legal formalities such as a meeting and positive vote of the Shareholders Council is necessary to effectuate any of the foregoing, the signatories to Amendment 5 to the Shareholders Agreement, et al., agree to so act to effectuate this Amendment.

In witness whereof, Amendment 5 to the Shareholders Agreement, et al., has been executed and delivered by each party as of the date first above written.

	Infineon Technologies Holding France	IBM XXI (SAS)

By	/s/ Stephan Klingler	By:	/s/ Louis Marie Launay

	Date: November 30, 2009		Date: November 30, 2009

	Infineon Technologies AG	IBM Corporation

By:	/s/ Dr. Benno Fritzler	By:	/s/ Michael Cadigan

	Date: November 30, 2009		Date: November 30, 2009

By:	/s/ Dr. Horst Meyer

Date: November 30, 2009

Compagnie IBM France

By:	/s/ Daniel Chaffraix

Date: November 30, 2009
PREPARED BY OUTSIDE COUNSEL